EXHIBIT 16.1






Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

June 19, 2002

Dear Sir/Madam:

We have read and, except as described in the next sentence, agree with the comments in Item 4 of Form 8-K of Iron Mountain Incorporated dated June 19, 2002. We have no basis to agree or disagree with the comments relating to the audit committee and the board of directors appearing in the first paragraph of
Item 4.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP






         cc: Mr. John F. Kenny, Jr., Executive Vice President,
             Chief Financial Officer and Director